CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Accelerated Return Notes® Linked to the Russell 3000® Index, due November 12, 2010	700,500	$10.00	$7,005,000	$390.88

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2),

Registration No. 333-133852

700,500 Units

Accelerated Return Notes®

Linked to the Russell 3000® Index,

due November 12, 2010

$10 principal amount per unit

Term Sheet No. 106

Pricing Date

Settlement Date

Maturity Date

CUSIP No.

April 22, 2009

April 29, 2009

November 12, 2010

060900446

3-to-1 upside exposure to increases in the level of the Russell 3000® Index,

subject to a cap of 24.90%

A maturity of approximately 18 months

1-to-1 downside exposure, with no downside limit

No periodic interest payments

No listing on any securities exchange

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s

Temporary Liquidity Guarantee Program

STRUCTURED INVESTMENTS

ENHANCED PARTICIPATION

The ARNs are being offered by Bank of America Corporation (“BAC”). The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement ARN-1.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$7,005,000
Selling discount	$0.20	$140,100
Proceeds, before expenses, to Bank of America Corporation	$9.80	$6,864,900

“Accelerated Return Notes®” and “ARNs®” are registered service marks of our subsidiary, Merrill Lynch & Co., Inc.

The Russell 3000® Index is a trademark of Russell Investments and has been licensed for use by our subsidiary, MLPF&S, and its affiliates, including us. The ARNs are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the ARNs.

Merrill Lynch & Co.

April 22, 2009

Summary

The Accelerated Return Notes® Linked to the Russell 3000® Index, due November 12, 2010 (the “ARNs”) are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs, including any repayment of principal, will be subject to the credit risk of BAC. The ARNs provide a leveraged return for investors, subject to a cap, if the level of the Russell 3000® Index (the “Index”) increases moderately from the Starting Value of the Index to the Ending Value of the Index, determined during the Maturity Valuation Period. Because these ARNs provide the benefit of having the Starting Value calculated as the lowest closing level of the Index over a predetermined period, as further described below, the maximum return on these ARNs, as represented by the Capped Value, will be lower than those on Accelerated Return Notes® without this feature. Investors must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the ARNs.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-1.

Terms of the ARNs

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 18 months
Market Measure:	Russell 3000® Index (Index symbol: “RAY”)
Starting Value:	The lesser of (a) 491.27, the closing level of the Index on the pricing date, and (b) the lowest closing level of the Index on any Market Measure Business Day during the Starting Value Determination Period (as defined below) on which a Market Disruption Event has not occurred. The actual Starting Value will be determined after the expiration of the Starting Value Determination Period and will be provided or otherwise made available to the investors in the ARNs after the Starting Value has been determined.
Starting Value Determination Period:	The period from and including April 23, 2009 to and including June 22, 2009 (or if that day is not a Market Measure Business Day, the immediately following Market Measure Business Day).
Ending Value:	The average of the closing levels of the Index on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described in product supplement ARN-1.
Capped Value:	$12.49 per unit of the ARNs, which represents a return of 24.90% over the Original Offering Price.
Maturity Valuation Period:	November 3, 2010, November 4, 2010, November 5, 2010, November 8, 2010 and November 9, 2010
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption Amount for the ARNs

On the maturity date, you will receive a cash payment per unit of the ARNs (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the ARNs, based upon the Participation Rate of 300% and the Capped Value of $12.49 (a 24.90% return). The green line reflects the hypothetical returns on the ARNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 300%, a hypothetical Starting Value of 491.27 (the closing level of the Index on the pricing date), and the Capped Value of $12.49 (per unit):

Example 1—The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value:	491.27
Hypothetical Ending Value:	393.02

$10 ×	(393.02)	= $8.00
491.27

Redemption Amount (per unit) = $8.00

Example 2—The hypothetical Ending Value is 102% of the hypothetical Starting Value:

Hypothetical Starting Value:	491.27
Hypothetical Ending Value:	501.10

$10 +	($10 × 300% ×	(501.10 – 491.27))	= $10.60
491.27

Redemption Amount (per unit) = $10.60

Example 3—The hypothetical Ending Value is 150% of the hypothetical Starting Value:

Hypothetical Starting Value:	491.27
Hypothetical Ending Value:	736.91

$10 +	($10 × 300% ×	(736.91 – 491.27))	= $25.00
491.27

Redemption Amount (per unit) = $12.49  (The Redemption Amount cannot be greater than the Capped Value.)

The following table illustrates, for a hypothetical Starting Value of 491.27 (the closing level of the Index on the pricing date) and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the ARNs (rounded to two decimal places);
▪	the total rate of return to holders of the ARNs;
▪	the pretax annualized rate of return to holders of the ARNs; and
▪

the pretax annualized rate of return of a hypothetical investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 3.15% per annum, as more fully described below.

The table below reflects the Participation Rate of 300% and the Capped Value of $12.49 (per unit).

Hypothetical Ending Value	Percentage Change from the Hypothetical Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the ARNs	Pretax Annualized Rate of Return on the ARNs(1)	Pretax Annualized Rate of Return of the Stocks Included in the Index(1)(2)
245.64	-50.00%	$5.00	-50.00%	-40.40%	-36.43%
294.76	-40.00%	$6.00	-40.00%	-30.64%	-26.93%
343.89	-30.00%	$7.00	-30.00%	-21.92%	-18.41%
393.02	-20.00%	$8.00	-20.00%	-14.01%	-10.65%
442.14	-10.00%	$9.00	-10.00%	-6.74%	-3.49%
466.71	-5.00%	$9.50	-5.00%	-3.31%	-0.11%
481.44	-2.00%	$9.80	-2.00%	-1.31%	1.87%
491.27(3)	0.00%	$10.00	0.00%	0.00%	3.16%
501.10	2.00%	$10.60	6.00%	3.83%	4.44%
510.92	4.00%	$11.20	12.00%	7.52%	5.70%
520.75	6.00%	$11.80	18.00%	11.07%	6.95%
530.57	8.00%	$12.40	24.00%	14.51%	8.18%
540.40	10.00%	$12.49(4)	24.90%	15.01%	9.39%
589.52	20.00%	$12.49	24.90%	15.01%	15.26%
638.65	30.00%	$12.49	24.90%	15.01%	20.81%
687.78	40.00%	$12.49	24.90%	15.01%	26.09%
736.91	50.00%	$12.49	24.90%	15.01%	31.13%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from April 29, 2009 to November 12, 2010, the term of the ARNs.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 3.15% per annum, paid quarterly from the date of initial delivery of the ARNs, applied to the level of the Index at the end of each quarter, assuming this level increases or decreases linearly from the hypothetical Starting Value to the relevant hypothetical Ending Value, other than during the Starting Value Determination Period, when the rate of return assumes that the level of the Index remains constant at the level of the hypothetical Starting Value; and

(c)	no transaction fees or expenses.

(3)	This is the hypothetical Starting Value, the closing level of the Index on the pricing date. The actual Starting Value will be determined after the expiration of the Starting Value Determination Period.

(4)	The Redemption Amount per unit of the ARNs cannot exceed the Capped Value of $12.49.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, and the term of your investment.

Risk Factors

An investment in the ARNs involves significant risks. The following is a list of certain of the risks involved in investing in the ARNs. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections included in product supplement ARN-1 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return may be less than a comparable investment directly in the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the ARNs while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the ARNs.

▪	We cannot assure you that a trading market for your ARNs will ever develop or be maintained.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	Russell Investments may adjust the Index in a way that affects its level, and Russell Investments has no obligation to consider your interests.

▪

You will have no rights as a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

▪	Except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on ARNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of ARNs.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the ARNs and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of ARNs are uncertain, and may be adverse to a holder of ARNs. See “Certain U.S. Federal Income Taxation Considerations” below.

Other Terms of the ARNs

Discontinuance of the Market Measure

The section entitled “Description of ARNs—Discontinuance of a Market Measure” in product supplement ARN-1, as applicable to the determination of the Ending Value during the Maturity Valuation Period, shall apply to the same extent and in the same manner to the determination of the Starting Value during the Starting Value Determination Period.

Events of Default and Acceleration

If an event of default with respect to the ARNs has occurred and is continuing during the Starting Value Determination Period, the Starting Value shall be calculated as though the final date of the Starting Value Determination Period were the date immediately preceding the occurrence of the Event of Default.

Investor Considerations

You may wish to consider an investment in the ARNs if:

▪	You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.

▪	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the ARNs will not exceed the return represented by the Capped Value.

▪

You are willing to forgo the higher capped value that would apply to an investment in a different issuance of Accelerated Return Notes® in which the Starting Value was determined on the pricing date and could not be lower than the closing level of the Index on the pricing date.

▪	You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our perceived creditworthiness.

The ARNs may not be an appropriate investment for you if:

▪

You anticipate that the Index will decrease from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the ARNs to provide you with your desired return.

▪	You are seeking principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at 24.90% over the Original Offering Price.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You want assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.

Other Provisions

We will deliver the ARNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the ARNs occurs more than three business days from the pricing date, purchasers who wish to trade ARNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the ARNs. Accordingly, offerings of the ARNs will conform to the requirements of NASD Rule 2720. In the original offering of the ARNs, the ARNs will be sold in minimum investment amounts of 10,000 units.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the ARNs but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components have been derived from publicly available sources. The information reflects the policies of Russell Investments (“Russell”), as stated in these sources, and these policies are subject to change at the discretion of Russell. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index was initially disseminated on January 1, 1987. Russell publishes the level of the Index on Bloomberg L.P. (“Bloomberg”) under index symbol “RAY” and on Reuters under the symbol “.RUA”. The Index was set to 140 as of the close of business on December 31, 1986. The Index measures the market-capitalization performance of stocks of 3,000 companies which are either domiciled in the U.S., its territories or are eligible for inclusion as a BDI (as defined below) company and are included in the Russell 1000 Index and the Russell 2000 Index, which represent 98% of the U.S. equity market. All 3,000 stocks are traded on a major U.S. exchange. The Index is composed of the 3,000 largest companies either domiciled in the U.S. or its territories, or companies eligible for inclusion as a BDI, as determined by market capitalization.

Selection of Stocks Underlying the Index

Companies incorporated in the United States and its territories are eligible for inclusion in the Index. Beginning during the annual reconstitution of the Index in 2007, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. Companies incorporated in these regions are considered Benefit Driven Incorporation (“BDI”) companies, because they typically incorporate in BDI regions for operations, tax, political or other financial market benefits. However, not all companies incorporated in BDI regions are eligible for inclusion in the Index. Companies incorporated in BDI regions must also meet one of the following criteria in order to be considered eligible: (i) the company has its headquarters in the U.S. or (ii) the company’s headquarters is also in a BDI-designated region or country and the exchange with the most trading volume of local shares is in the U.S. For new companies located in the BDI regions eligible for inclusion in the Index and that trade on multiple exchanges, the determination of the company’s primary exchange is based on the average daily dollar trading value, which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. However, primary exchange is a factor for inclusion only if both its incorporation and its headquarters are in a BDI designated region or if multiple headquarters exist in the SEC filings. If the company has its headquarters in another country, other than the U.S. or the BDI regions, it is not eligible for inclusion regardless of the location of the primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is delisted from the U.S. exchange.

All securities eligible for inclusion in the Index must trade on a major U.S. exchange. Bulletin board, pink-sheets and over-the-counter traded securities are not eligible for inclusion. Stocks typically must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution or during the initial public offering eligibility periods. If a stock falls below $1.00 intra-year, it will not be removed until the next annual reconstitution, provided it is still trading below $1.00 at that time. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Quarterly initial public offering additions must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

The primary criteria used to determine the list of securities eligible for the Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and membership interests are used to determine market capitalization; any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. Royalty Trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity. In general, only one class of common stock of a company is eligible for inclusion in the Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is the process by which the Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day in May of each year, Russell reconstitutes the composition of the Index using the then existing market capitalizations of all eligible companies. Reconstitution of the Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, since September 2004, Russell determines initial public offering eligibility for inclusion in the Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Index level is calculated by adding the market values of the Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 3,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Index on the base date of December 31, 1986. To calculate the Index, closing prices will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Neither we nor MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index. Russell disclaims all responsibility to holders of the ARNs for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining any Starting Value or Ending Value or any amount payable to you on the maturity date of the ARNs.

The following graph sets forth the monthly historical performance of the Index in the period from January 2004 through March 2009. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the ARNs. On the pricing date, the closing level of the Index was 491.27.

Before investing in the ARNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

Russell and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the ARNs. The license agreement provides that the following language must be stated in this term sheet:

The ARNs are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the holders of the ARNs or any member of the public regarding the advisability of investing in securities generally or in the ARNs particularly or the ability of the Index to track general stock market performance or a segment of the same. Russell’s publication of the Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Index is based. Russell’s only relationship to MLPF&S and to us is the licensing of certain trademarks and trade names of Russell and of the Index, which is determined, composed, and calculated by Russell without regard to MLPF&S, us, or the ARNs. Russell is not responsible for and has not reviewed the ARNs nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Index. Russell has no obligation or liability in connection with the administration, marketing, or trading of the ARNs.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE ARNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the ARNs, including the following:

▪

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the ARNs for all tax purposes as a single financial contract with respect to the Index that requires you to pay us at inception an amount equal to the purchase price of the ARNs and that entitles you to receive at maturity an amount in cash based upon the performance of the Index.

▪

Under this characterization and tax treatment of the ARNs, upon receipt of a cash payment at maturity or upon a sale or exchange of the ARNs prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the ARNs for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the ARNs. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement ARN-1, which you should carefully review prior to investing in the ARNs.

General.    Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the ARNs, we intend to treat the ARNs for all tax purposes as a single financial contract with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the ARNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Index. Under the terms of the ARNs, we and every investor in the ARNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the ARNs as described in the preceding sentence. This discussion assumes that the ARNs constitute a single financial contract with respect to the Index for U.S. federal income tax purposes. If the ARNs did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the ARNs.

This characterization of the ARNs is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the ARNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the ARNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement ARN-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the ARNs, including possible alternative characterizations.

Settlement At Maturity or Sale or Exchange Prior to Maturity.    Assuming that the ARNs are properly characterized and treated as single financial contracts with respect to the Index for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the ARNs prior to maturity, a U.S. Holder (as defined in product supplement ARN-1) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the ARNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the ARNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes.    On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the ARNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the ARNs, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the ARNs for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the ARNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement ARN-1.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-1 dated January 2, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509000312/d424b5.htm

▪	Series L MTN prospectus supplement dated April 10, 2008 and prospectus dated May 5, 2006:

http://www.sec.gov/Archives/edgar/data/70858/000119312508079745/d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the ARNs, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.